Exhibit 99.1

Red Robin Gourmet Burgers Reports Preliminary Unaudited Revenues for the Fiscal Fourth Quarter and Full Year 2007,
Increases Full Year 2007 Earnings Guidance

Greenwood Village, Colo. — (BUSINESS WIRE) — January 16, 2008 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported preliminary unaudited revenues for the twelve and fifty-two weeks ended December 30, 2007.  The Company also increased its earnings guidance for the full year 2007.

For the twelve week fiscal fourth quarter of 2007, preliminary unaudited revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 12.1% to $183.7 million, versus $163.8 million for the thirteen weeks ended December 31, 2006.  Comparable restaurant sales increased 2.7% for company-owned restaurants in the fiscal fourth quarter of 2007, compared to the fiscal fourth quarter of 2006, driven by a 4.2% increase in the average guest check and a 1.5% decrease in guest counts.

For the fifty-two week full year 2007, preliminary unaudited revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 23.4% to $763.4 million, versus $618.7 million for the fifty-three weeks ended December 31, 2006.  Comparable restaurant sales increased 2.4% for company-owned restaurants in the full year 2007, compared to the full year 2006, driven by a 3.4% increase in the average guest check and a 1.0% decrease in guest counts.  The Company had previously provided 2007 financial guidance for total revenues of $763 to $767 million, including a previously expected comparable restaurant sales increase of approximately 2.5% to 3%.

During the fiscal fourth quarter of 2007, the Company opened three company-owned units and franchisees opened one new franchised restaurant.  For the full year 2007, the Company opened 26 new company-owned units, while franchisees opened 14 new restaurants.  As of December 30, 2007, there were 250 company-owned or managed restaurants and 134 franchised Red Robin restaurants.

The Company increased its previously communicated earnings guidance for the full year 2007.  Net income is now expected to be between $1.74 and $1.78 per diluted share on a GAAP basis, which includes a $0.08 per diluted share after tax charge related to reacquired franchise costs, a $0.01 per diluted share after tax charge for acquisition related integration expenses, a $0.07 per diluted share after tax charge related to the settlement of the California wage and hour lawsuits, and a $0.28 to $0.30 per diluted share impact for stock compensation expenses.  The Company had previously expected GAAP basis earnings per share to be between $1.70 and $1.74 per diluted share.

The Company expects to open between 30 and 33 new units in 2008, of which 11 are currently under construction, and three have already opened.  Franchise partners are expected to open between 11 and 13 new restaurants in 2008, of which four are currently under construction.

Upcoming Events

As a reminder, the Company will present at the Tenth Annual ICR XChange Conference on Wednesday, January 16, 2008 at the St. Regis Monarch Beach Resort & Spa in Dana Point, Calif.  The presentation will begin at 11:50 AM Eastern Time.  Investors and interested parties may listen to a webcast of the presentation by visiting the Company’s website at www.redrobin.com under the investor relations section.

The Company will also host a conference call on Thursday, February 21, 2008, at 5:00 P.M. Eastern Time

to discuss fiscal fourth quarter and full year 2007 financial results.  Investors and interested parties may listen to a webcast of the discussion by visiting the Company’s website at www.redrobin.com under the investor relations section.  A press release with fiscal fourth quarter and full year 2007 financial results will be issued at approximately 4:00 P.M. Eastern Time that same day.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969, serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 380 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

This report contains forward-looking statements about our preliminary unaudited fiscal fourth quarter and full year 2007 financial results and full year 2007 earnings guidance, which reflect management’s best judgment based on factors currently known. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “expects,” “increased guidance”, “preliminary” “will,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base;  our ability to successfully integrate acquired restaurants; the effectiveness of our new restaurant opening initiatives;  the ability of our franchisees to open and manage new restaurants; changes in the cost and availability of building materials and restaurant supplies; the costs associated with pending litigation including diversion of management time and attention and any expense related to settlement of such matters, including the California wage and hour matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200